Nicor Gas Company
                                                                       Form 10-Q
                                                                   Exhibit 18.01
August 4, 2005
Northern Illinois Gas Company
1844 Ferry Road
Naperville, IL 60563


Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 2005, of the facts relating to the change in accounting policy for deposits in cash management pools. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Northern Illinois Gas Company and its consolidated subsidiary as of any date or for any period subsequent to December 31, 2004. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Northern Illinois Gas Company and its consolidated subsidiary as of any date or for any period subsequent to December 31, 2004.

Yours truly,

/s/ Deloitte & Touche LLP

Chicago, Illinois